    AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON MARCH 5, 2002

                                                     REGISTRATION NO. 333-
================================================================================

                           SECURITIES AND EXCHANGE COMMISSION
                                 WASHINGTON, D.C. 20549
                                        FORM S-8
                                 REGISTRATION STATEMENT
                                         UNDER
                               THE SECURITIES ACT OF 1933

                                F.N.B. Corporation
                 -----------------------------------------------------
                 (Exact name of Registrant as specified in its charter)

              Florida                                       25-1255406
    -------------------------------                    ----------------------
     (State or other jurisdiction                         (I.R.S. Employer
   of incorporation or organization)                   Identification Number)


        F.N.B. Center, 2150 Goodlette Road North, Naples, Florida 34102
        ---------------------------------------------------------------
            (Address of Principal Executive Offices)    (Zip Code)

                              1996 INCENTIVE PLAN
                            ------------------------
                            (Full Title of the Plan)

                            Gary L. Tice, President
                               F.N.B. Corporation
                                 F.N.B. Center
                           2150 Goodlette Road North
                             Naples, Florida 34102
                                 (941) 262-7600
                  -------------------------------------------
                  (Name, address, telephone number, including
                        area code, of agent for service)

                             ---------------------

                              Copies Requested to:
                            Robert C. Schwartz, Esq.
                         Smith, Gambrell & Russell, LLP
                    1230 Peachtree Street, N.E., Suite 3100
                             Atlanta, Georgia 30309
                                 (404) 815-3500

                             ---------------------

                        CALCULATION OF REGISTRATION FEE

=================================================================================================================
                                                    PROPOSED MAXIMUM     PROPOSED MAXIMUM        AMOUNT OF
     TITLE OF SECURITIES        AMOUNT TO BE       OFFERING PRICE PER       AGGREGATE           REGISTRATION
       TO BE REGISTERED          REGISTERED             SHARE(1)        OFFERING PRICE(1)            FEE
-----------------------------------------------------------------------------------------------------------------
Options and Shares of
$.01 par value                   1,000,000              $29.20             $29,200,000              $2,686
Common Stock                       Shares
=================================================================================================================

(1) Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(c) based upon the average of the high and low reported prices of the common stock on the Nasdaq National Market on February 28, 2002.

================================================================================

         This Registration Statement covers 1,000,000 additional shares of the $.01 par value common stock of F.N.B. Corporation issuable pursuant to FNB's 1996 Incentive Plan, for which a previously filed Registration Statement on Form S-8 is effective. The contents of FNB's earlier Registration Statement on Form S-8, File No. 333-03489, as filed with the Securities and Exchange Commission on May 10, 1996, are incorporated herein by reference.

                                    PART II

               INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

ITEM 3.           INCORPORATION OF DOCUMENTS BY REFERENCE.

         The documents listed below are hereby incorporated by reference into this Registration Statement, and all documents subsequently filed by FNB pursuant to Section 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended, prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in this Registration Statement and to be part hereof from the date of filing such documents:

         1. FNB's Annual Report on Form 10-K for the fiscal year ended December 31, 2000;
         2. FNB's Quarterly Report on Form 10-Q for each of the quarters ended March 31, 2001, June 30, 2001 and September 30, 2001;
         3. FNB's Current Reports on Form 8-K filed January 9, 2001, February 6, 2001, March 6, 2001, June 1, 2001, June 14, 2001
                  and February 28, 2002; and
         4. The description of FNB's common stock contained in FNB's Registration Statement filed under Section 12 of the Exchange Act, including all amendments and reports updating such description.

ITEM 5.           INTERESTS OF NAMED EXPERTS AND COUNSEL.

         The validity of the common stock registered hereby will be passed upon by James G. Orie, Corporate Counsel of FNB. Mr. Orie owns shares of FNB common stock and holds options to purchase shares of FNB common stock in an amount which does not exceed 1% of FNB's outstanding shares of common stock.

ITEM 6.           INDEMNIFICATION OF DIRECTORS AND OFFICERS.

         The Florida Business Corporation Act, as amended (the "Florida Act"), provides that, in general, a business corporation may indemnify any person who is or was a party to any proceeding (other than an action by, or in the right of, the corporation) by reason of the fact that he or she is or was a director or officer of the corporation, against liability incurred in connection with such proceeding, including any appeal thereof, provided certain standards are met, including that such officer or director acted in good faith and in a manner he or she reasonably believed to be in, or not opposed to, the best interests of the corporation, and provided further that, with respect to any criminal action or proceeding, the officer or director had no reasonable cause to believe his or her conduct was unlawful.

         In the case of proceedings by or in the right of the corporation, the Florida Act provides that, in general, a corporation may indemnify any person who was or is a party to any such proceeding by reason of the fact that he or she is or was a director of officer of the corporation against expenses and amounts paid in settlement actually and reasonable incurred in connection with the defense or settlement of such proceeding, including any appeal thereof, provided that such person acted in good faith and in a manner he or she reasonably believed to be in, or not opposed to, the best interests of the corporation, except that no indemnification shall be made in respect of any claim as to which such person is adjudged liable unless a court of competent jurisdiction determines upon application that such person is fairly and reasonably entitled to indemnity. To the extent that any officers or directors are successful on the merits or otherwise in the defense of any of the proceedings described above, the Florida Act provides that the corporation is required to indemnify such officers or directors against expenses actually and reasonably incurred in connection therewith. However, the Florida Act further provides that, in general, indemnification or advancement of expenses shall not be made to or on behalf of any officer or director if a judgment or other final adjudication establishes that his or her actions, or omissions to act, were material to the cause of action so adjudicated and constitute: (i) a violation of the criminal law, unless the director or officer had reasonable cause to believe his or her conduct was lawful or had no reasonable cause to believe it was unlawful; (ii) a transaction from which the director or officer derived an improper personal benefit; (iii) in the case of a director, a circumstance under which the director has voted for or assented to a distribution made in violation of the Florida Act or the corporation's articles of incorporation; or (iv) willful misconduct or a conscious disregard for the best interests of the corporation in a proceeding by or in the right of the corporation to procure a judgment in its favor or in a proceeding by or in the right of a shareholder.

     FNB's Articles of Incorporation provide that FNB shall indemnify its directors and officers to the fullest extent permitted by law in connection with any actual or threatened action, suit or proceedings, civil, criminal, administrative, investigative or other (whether brought by or in the right of FNB or otherwise) arising out of their service to FNB or to another organization at FNB's request, or because of their positions with FNB. The Articles further provide that FNB may purchase and maintain insurance to protect itself and any such director or officer against any liability, cost or expense asserted against or incurred by him in respect of such service, whether or not FNB would have the power to indemnify him against such liability by law or under the provisions of this paragraph.

     FNB's Bylaws provide that to the fullest extent permitted by law, no director of FNB shall be personally liable for monetary damages for any action taken, or any failure to take any action.

ITEM 8.  EXHIBITS.

         The following exhibits are filed with or incorporated by reference in this Registration Statement:

         EXHIBIT
         NUMBER       DESCRIPTION OF EXHIBIT
         -------      ----------------------
         4.1          Articles of Incorporation of F.N.B. Corporation, as amended (incorporated herein by reference to Exhibit 4.1 to the Form 8-K filed by FNB on June 1, 2001)

         4.2          Bylaws of F.N.B. Corporation (incorporated by reference to Exhibit 4.2 to the Form 8-K filed by FNB on June 1, 2001)

         5.1          Opinion of James G. Orie, Corporate Counsel of FNB

         23.1         Consent of Ernst & Young LLP

         23.2         Consent of Bobbitt, Pittenger & Company, P.A.

         23.3         Consent of James G. Orie, Corporate Counsel of FNB (contained in his opinion filed as Exhibit 5.1)

                                   SIGNATURES


         Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Naples, State of Florida, on this 28th day of February, 2002.

                                       F.N.B. CORPORATION


                                       By: /s/ Gary L. Tice
                                           -------------------------------------
                                           Gary L. Tice
                                           President and Chief Executive Officer


         Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed below by the following persons in the capacities and on the dates indicated.


             SIGNATURE                           TITLE                                       DATE
             ---------                           -----                                       ----
/s/ Peter Mortensen
-----------------------------------            Chairman of the Board                   February 28, 2002
          Peter Mortensen


/s/ Gary L. Tice
-----------------------------------       President, Chief Executive Officer
           Gary L. Tice                   and Director (principal executive            February 28, 2002
                                                      officer)


/s/ Stephen J. Gurgovits
-----------------------------------                 Vice Chairman                      February 28, 2002
       Stephen J. Gurgovits


/s/ John D. Waters
-----------------------------------             Vice President and Chief
           John D. Waters                     Financial Officer (principal             February 28, 2002
                                            financial and accounting officer)



-----------------------------------                    Director
        W. Richard Blackwood



-----------------------------------                    Director
          Alan C. Bomstein


/s/ William B. Campbell
-----------------------------------                    Director                        February 28, 2002
       William B. Campbell


/s/ Charles T. Cricks
-----------------------------------                    Director                        February 28, 2002
        Charles T. Cricks


/s/ Henry M. Ekker
-----------------------------------                    Director                        February 28, 2002
         Henry M. Ekker



-----------------------------------                    Director
        James S. Lindsey

/s/ Paul P. Lynch
----------------------------------           Director            February 28, 2002
         Paul P. Lynch


----------------------------------           Director
         Edward J. Mace


----------------------------------           Director
         Robert S. Moss


----------------------------------           Director
        William A. Quinn

/s/ William J. Strimbu
----------------------------------           Director            February 28, 2002
       William J. Strimbu

/s/ Archie O. Wallace
----------------------------------           Director            February 28, 2002
       Archie O. Wallace

/s/ James T. Weller
----------------------------------           Director            February 28, 2002
        James T. Weller


----------------------------------           Director
         Eric J. Werner

/s/ R. Benjamin Wiley
----------------------------------           Director            February 28, 2002
       R. Benjamin Wiley

/s/ Donna C. Winner
----------------------------------           Director            February 28, 2002
       Donna C. Winner

                                 EXHIBIT INDEX
                                 -------------

EXHIBIT
NUMBER    DESCRIPTION OF EXHIBIT
-------   ----------------------
  4.1     Articles of Incorporation of F.N.B. Corporation, as amended
          (incorporated herein by reference to Exhibit 4.1 to the Form 8-K filed by FNB on June 1, 2001)

  4.2 Bylaws of F.N.B. Corporation (incorporated herein by reference to Exhibit 4.2 to the Form 8-K filed by FNB on June 1, 2001)

  5.1     Opinion of James G. Orie, Corporate Counsel of FNB

 23.1     Consent of Ernst & Young LLP

 23.2     Consent of Bobbitt, Pittenger & Company, P.A.

 23.3 Consent of James G. Orie, Corporate Counsel of FNB (contained in his opinion filed as Exhibit 5.1)